Exhibit 99.1


ETHYL CORPORATION REPORTS RECENT DEVELOPMENTS IN CANADA ON MMT(R)

Richmond, VA (March 8, 2004) - Ethyl Corporation (NYSE-EY) - As we have previously announced, the Government of Canada recently released its "Proposed Framework for an Independent Third Party Review of New Information on the Effects of MMT(R) on Vehicle Emissions." In their proposal, the Canadian Government provided no timetable for the commencement or completion of the review. Ethyl welcomes the independent third party review of MMT(R), which we believe, when properly designed, conducted and interpreted, will reaffirm that MMT(R) is compatible with modern emission control devices.

Ethyl Corporation has been informed by our two largest customers in Canada of their intention to suspend the use of the gasoline additive MMT(R) pending the results of the Government of Canada-sponsored independent third party review. While this suspension will have a negative impact on our Canadian business, Ethyl's management believes that the suspension is not likely to have a material adverse effect upon the overall financial performance of the Company. MMT(R) is one of the most extensively tested fuel additives in history. While we are disappointed with the decision of our customers, we believe that MMT(R) is an environmentally beneficial product that has proven its effectiveness in real-world use.

For more information regarding our MMT(R) business, please see our Annual Report on Form 10-K for the year ended December 31, 2003 that was recently filed with the Securities and Exchange Commission.


Forward-Looking Statement

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Ethyl's management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; a significant rise in interest rates; resolution of environmental liabilities; changes in the demand for Ethyl's products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which Ethyl conducts business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that Ethyl files with the Securities and Exchange Commission, including the risk factors in Item 7A, "Quantitative and Qualitative Disclosures About Market Risk" of Ethyl's 2003 Annual Report on Form 10-K, which is available to shareholders upon request.


         CONTACT: Ethyl Corporation, Richmond
         Investor Relations
         David A. Fiorenza, 804-788-5555
         Fax:  804-788-5688
         Email:  investorrelations@ethyl.com